EXHIBIT 99.1
DENBURY RESOURCES INC.
P R E S S   R E L E A S E
Denbury Evaluates Strategic Alternatives for Louisiana Assets
News Release
Released at 3:30 PM CST
     DALLAS, May 23, 2007 — Denbury Resources Inc. (NYSE: DNR; “Denbury” or the “Company”) announced today that it is evaluating strategic alternatives for its Louisiana assets, other than Louisiana oil properties with potential for tertiary recovery operations. Alternatives may include a sale or a swap of these assets for oil fields with tertiary recovery potential. This review is being conducted as part of Denbury’s ongoing focus on its core tertiary recovery operations. Any sale or swap of these assets would eliminate, or substantially reduce, the Company’s higher-risk profile drilling activities in this region, although the Company will continue to be active in Louisiana with its tertiary recovery operations, including the potential acquisition of additional future tertiary recovery projects.
     Production from the Company’s Louisiana properties that are currently being evaluated averaged approximately 29.1 MMcfe/d (83% natural gas) during the first quarter of 2007 and had proved reserves as of December 31, 2006 of approximately 45.2 Bcfe. No buyer or transaction has been identified to date, and if the price and terms of any potential transaction are not acceptable to Denbury, the Company would likely reconsider any divestiture. The Company expects this evaluation to be completed during 2007.
     “Our long-term plan is to concentrate our investment and management focus on our tertiary operations where we have lower risk, greater predictability, virtually no competition in our areas of operation and higher profitability” Gareth Roberts, Denbury President and CEO said. “We continue to expand our CO2 operations and have recently committed to purchase another man-made source of CO2 from a planned gasification project in the Beaumont, Texas area, which if completed will provide us with CO2 under a structure and terms similar to those of the previously announced Faustina gasification project near Donaldsonville, Louisiana. We continue to work on the route for the proposed Green Line from Louisiana to Hastings Field near Houston and have secured right-of-ways for approximately 100 miles of this route with the purchase of an existing line. Even though this existing pipeline will be replaced, it should decrease the time required to acquire right-of-ways. Our program is working and we continue to be enthusiastic about the future.”
     The Company also disclosed that it will keep three rigs working in the Barnett Shale area for the remainder of 2007 rather than reducing its rig count in this area to two during the second half of the year as previously announced. This will allow approximately seven more wells to be drilled in the Barnett Shale area during 2007 at a cost of just under $20 million, increasing the Company’s 2007 capital budget to approximately $690 million.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage onshore Louisiana, Alabama, in the Barnett Shale play near Fort Worth, Texas, and properties in Southeast Texas. The Company’s goal is to increases the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, including secondary and tertiary recovery operations.

     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including plans regarding the Company’s Louisiana properties, anticipated CO2 production sources for the Company’s tertiary operations, estimated capital expenditures for 2007, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
DENBURY RESOURCES INC.
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Senior VP and Chief Financial Officer, 972-673-2000
www.denbury.com